MANAGEMENT AGREEMENT

This MANAGEMENT AGREEMENT (“Agreement”) is made as of the 30th day of December, 2016 by and between 1-800 NY BULBS LIMITED, a New York corporation with its principal place of business located at 620 Fayette Avenue, Mamaroneck, N.Y. 10543 (the “Company”), and NY BULBS MANAGEMENT LLC, a New York limited liability company having its principal place of business at 9 Tyler Road, Scarsdale, N.Y. 10583 (the “Manager”).

RECITALS

WHEREAS, pursuant to a Stock Purchase Agreement, dated as of December 30, 2016 (the “Purchase Agreement”), by and among Tarsier Ltd., a Delaware corporation (“Buyer”), and each of RANDALL DAVID SATIN with a residence address of 9 Tyler Road, Scarsdale, N.Y. 10583 (“Satin”), and LAWRENCE MERSON with a residence of 132 Saxon Woods, Scarsdale, NY 10583 (“Merson”), upon the consummation of the transactions contemplated by the Purchase Agreement, the Company will become a wholly-owned subsidiary of Buyer;

WHEREAS, upon the closing of the transactions contemplated by the Purchase Agreement, Satin and Merson, as the holders of common stock of the Company, will receive a 100% of the consideration being paid by Buyer pursuant to the Purchase Agreement;

WHEREAS, in consideration of the benefits to be derived by the Manager under this Agreement and by Satin and Merson under the Purchase Agreement, the Manager Satin and Merson are willing to undertake certain restrictions on the their respective business activities from and after the date hereof upon the terms and conditions set forth herein;

WHEREAS, the Company desires that the Manager, after the consummation of the transactions contemplated by the Purchase Agreement will provide services to the Company in accordance with the terms and conditions set forth herein and will employ the services of Satin and Merson in furtherance thereof; and

WHEREAS, the Company and the Manager desire to enter into this Agreement which will set forth the terms and conditions upon which the Manager shall provide management services to the Company and upon which the Company shall compensate the Manager.

NOW THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained and intending to be legally bound, the parties hereto agree as follows:

Section 1. Term. Subject to the provisions of Section 5 hereof, the term of this Agreement shall commence on the date hereof and shall continue for a term commencing on the date hereof and ending on December 31, 2019 (the “term of this Agreement” or the “Term”).

Section 2. Services to Be Provided.

(a) Services. During the term of this Agreement, Company shall retain the Managerto act as the Company’s full-time basis as General Manager of the Company, or such other comparable services as may be mutually agreed by the Manager and by the Board of Directors of the Company (the “Board”). As the Company’s General Manager, the Managers shall work to develop new products and offerings, and other duties as may be assigned to them by the Board, consistent with the Manager’s position and as are customarily incident to such position. The Manager will diligently perform such reasonable duties in connection with the business and affairs of the Company as set forth above and in furtherance thereof intends and expects to employee Satin and Merson.

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(b) Acceptance of Retention. The Manager hereby agrees to be so retained to provide the services described in Section 2(a) above.

(c) Full-Time Service. During the term of this Agreement the Manager agree to devote such time and attention to the business and affairs of the Company and to use its best efforts to perform faithfully and efficiently the responsibilities assigned to the Manager hereunder.

(d) Required Management Meetings. Although the Manager is expected to have Satin and Merson (it’s “Principals”) travel extensively each month to meet with customer prospects or to supervise projects, the Manager shall be required to cause or both of its Principals to attend a management meeting in the Company’s offices with the CEO, with such meetings expected to be no less frequent than monthly.

Section 3. Compensation.

(a) Retainer. During the Term, the Company shall pay to the Manager to the sum of thirty thousand dollars ($30,000) per month (the “Retainer”), pro rated for any partial months under this Agreement. The Retainer shall be paid in advance on the first business day of each calendar month. Each Manager shall be entitled to fifty percent (50%) of the Retainer.

(b) Vacations. The Manager shall undertake to limit the vacation time to be taken by each of its Principals to two (2) weeks and to limit their personal or sick days to ten (10) days during each full calendar year during the Term Any such time that is not taken during a calendar year during the Term, shall not carry over to the subsequent year. Manager’s Principals shall also render services to the Company on paid holidays observed by the Company’s management employees and/or executives.

(c) Failure to Pay Retainer. In the event that the Company fails to pay any monthly installment of the Retainer, the same shall not be a breach of this Agreement; provided, that the Company has remedied such failure by timely paying such amount no later than the due of the following monthly Retainer. Failure of the Company to timely pay the monthly Retainer payment more than twice in any thirty six (36) month period shall be considered a material default of the provisions of this Agreement.

Section 4. Independent Contractors. The Company acknowledges that the Manager has been retained solely to provide the services set forth in this Agreement. In rendering such services, the Manager will act as an independent contractor, and The Company acknowledges that nothing in this Agreement is intended to create duties to the Company beyond those expressly provided for in this Agreement, and the Manager and the Company specifically disclaim the creation of any fiduciary relationship between, or the imposition of any fiduciary duties on, either party, solely pursuant to this Agreement. The Manager shall not be entitled to any fringe benefits from the Company for its Principals, including, without limitation, retirement, life, disability and health insurance, and coverage under workers’ compensation and unemployment compensation laws.

Section 5. Termination. Either Manager’s retention hereunder may be terminated without any breach of this Agreement under the following circumstances:

(a) Death. The death of both Principals.

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(b) Disability. The total disability of both Principals defined. A Principal’s Total Disability is defined as a Principal’s If having been absent from his duties on a full-time basis for thirty (30) consecutive days or sixty (60) days in any one-year period, The term “Disability”, when used herein, shall mean a mental or physical condition which, in the reasonable opinion of a medical doctor selected by the Board (excluding the vote of the Principal being assessed, if such Principal is a Board member), can be expected to be permanent or to be of an indefinite duration and that renders such Principal unable to carry out the job responsibilities held by, or the tasks assigned to, such Principal immediately prior to the time the disabling condition was incurred, or that entitles such Principal to receive disability payments under any long-term disability insurance policy that covers such Principal. Each Principal hereby agrees to submit himself for appropriate medical examination to the medical doctor selected by the Board as necessary for the purposes of this Section promptly upon request of the Board.

(c) Discharge for Cause. The Company may terminate either Manager’s engagement under this Agreement for Cause. For purposes of this Agreement, the Company shall have “Cause” to terminate a Manager’s engagement if such Manager or one of its Principals: (i) breaches or fails to perform any of its his material covenants, commitments, duties, or obligations under this Agreement; (ii) embezzles, misappropriates or converts to its own use or for its personal benefit any the Company funds, or a the Company business opportunity; (iii) destroys, or converts to its own use or for its personal benefit, any material property of the Company, without the Company’s consent; (iv) is convicted of, or enters a guilty or “no contest” plea with respect to a felony or a crime of moral turpitude (whether or not a felony) unless the felony or crime is a traffic-related offense; (v) is habitually intoxicated while performing services for the Company, other than in a predominantly social environment; (vi) violates federal or state securities or banking laws, rules or regulations, or violates the rules or regulations of stock exchange on which the Company (or Buyer) is, or may become, listed or included during the Term, for which the Manager or Principal is found guilty or liable, for which the Manager or Principal agrees to pay fines or suffer sanctions or injunctive relief whether or not it is found to be guilty or liable; (vii) engages in misconduct or activities which a reasonable person would find to be materially injurious to the Company or its subsidiaries; or (viii) is found guilty at any time in any harassment procedures brought on by any of the Company’s employees. The Company shall not have the right to terminate the Manager’s engagement pursuant to clauses (i) or (vii) of this Section unless the Company has provided ten (10) days written notice to the Manager of such failure or breach and the Manager or Principal has not cured such failure or breach within ten (10) days from the receipt of such notice.

(d) Termination with Good Reason. The Manager may resign during the term of this Agreement for Good Reason. For purposes of this Agreement, the term “Good Reason” shall mean (i) the Company breaches or fails to perform any of its material commitments, duties, or obligations under this Agreement and such breach or failure continues for a period of thirty (30) days after the Company is provided with written notice of such breach or failure; (ii) a significant reduction by the Company in the nature or scope of the authority of, such duties or responsibilities assigned to or held by such Manager that are inconsistent with such Manager’s role with the Company without such Manager’s consent; (iii) a transfer or relocation of the site from which the Manager provides services to the Company hereunder, without the Manager’s express written consent, to a location more than fifty (50) miles from the location of the Manager’s then current principal location of from which the Manager provides services to the Company hereunder (excluding business travel) or (iv) the Company fails to remedy a failure to make a monthly Retainer payment pursuant to Section 3(c) above (a “Payment Failure”). .

(e) Termination for Failure to Pay Retainer. In the event of a Payment Failure the restrictive covenants contained in this Agreement and in the Purchase Agreement shall thereafter be considered null and void and of no further force or effect.

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(f) Notice of Termination. Any termination of the Manager by the Company or by the Manager pursuant to Section 5 hereof shall be communicated by written Notice of Termination to the other party in accordance with Section 17 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances, if any, claimed to provide a basis for termination of the Manager’s engagement under the provision so indicated.

(g) Date of Termination. The term “Date of Termination” shall mean (i) if the Manager’s engagement is terminated by death, the date of death of the second Principal to die, (ii) if the Manager’s engagement is terminated pursuant to Section 5(b) hereof, ten (10) days after the Company’s notice is given (provided that such Principal shall not have returned to the performance of his duties on the basis provided for in Section 2 hereof during such ten (10) day period), (iii) if the Manager is terminated pursuant to Section 5(c), one day after the Notice of Termination is given, or (iv) if the Manager is terminated pursuant to Section 5(d), ten (10) days after the Notice of Termination, or upon such date set forth in the notice if such date is more than ten (10) days after the giving of the Termination Notice, (v) if the Manager’s is terminated pursuant to Section 5(e), upon the date the Notice of Termination is delivered; and (vi) if this Agreement terminates at the end of the Term, the date of such termination.

Section 6. Compensation upon Termination.

(a) Cause. If the Manager’s engagement shall be terminated for Cause by the Company, the Company shall have no further obligation or liability to the Manager for compensation hereunder, except that the Company shall pay to the Manager the portion, if any, of such Manager’s share of the Retainer for the period up to the Date of Termination that remains unpaid.

(b) For Good Reason. If the Manager’s engagement shall be terminated for Good Reason by, the Company shall continue to pay Manager the Retainer in accordance with Section 4(a) for a period of the shorter of (A) two (2) months from the Date of Termination, or (B) the length of time from the date of termination until the end of the Term, had the Manager’s engagement not been terminated.

(c) Payment Failure. If the Manager’s engagement shall be terminated by such for the occurrence of a Payment Failure, (i) the Company shall have no further obligation or liability to the Manager for compensation hereunder, except that the Company shall remain obligated to pay to Manager the Retainer for the period up to the Date of Termination that remains unpaid; and (ii) the provisions of Section 8 shall terminate and be of no further effect.

Section 7. Confidential Information.

(a) Defined. During the Term, the Company may provide the Manager and its Principal with access to, and may confide in the Manager and its Principals and the Manager and its Principals have or may prepare or create, information, business methods and systems, techniques and methods of operation and Trade Secrets (as hereinafter defined) developed by the Company and that the Manager and its Principals recognize to be unique assets of the Company’s business (but excluding therefrom information that is in the public domain or recognized in the industry as standard industry practice) (the foregoing, subject to such exclusion (“Trade Secrets”), which the Managers recognize constitute trade secrets as defined in the Uniform Trade Secrets Act Section 1(4). Such Trade Secrets, as well as all confidential and proprietary information of the Company, including, but not limited to, information relating to strategic plans, costs, profits or the business affairs and financial condition of the Company, or any of its vendors or customers, or any of the Company’s business methods, systems, or techniques, excluding such information that is in the public domain, recognized in the industry as standard industry practice, or generally known within the industry, is considered confidential (collectively, “Confidential Information”).

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(b) Prohibited Acts and Continuing Obligations. The Manager and its Principals shall not, during or after the expiration of this Agreement, directly or indirectly, in any manner disclose to any person, firm, corporation, association or other entity, any portion of the Confidential Information or use any portion of the Confidential information for any purpose unrelated to the business of the Company, except for such disclosures that may be required by law. The Manager and its Principals further agree that, upon the Company’s request, each of them will promptly deliver to the Company all of the Company’s Confidential Information and any other material in any medium in their possession relating in any way to the business of the Company, whether confidential or not, on or before the Manager’s Date of Termination. In the event that the Manager or its Principals are requested or required (by oral question or written request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar legal proceeding) to disclose any Confidential Information, it or he will notify the Company promptly of the request or requirement so that the Company may seek a protective order, and the Manager or its Principal shall not disclose such Confidential Information unless the Company fails to promptly and diligently seek a protective order or such protective order is denied, or such disclosure is required in the opinion of the Manager’s or Principal’s counsel. For the avoidance of doubt, if the Company does not seek a protective order in accordance with the rules and procedures of the applicable jurisdiction prior to the time that the Manager or Principal is compelled to provide information or documents pursuant to the aforementioned request or requirement, the Company shall be deemed to have failed to seek a protective order in a prompt and diligent manner for the purposes of this Section 7(b).

(c) The Company. For the purposes of this Section 7, the term “the Company” shall include all subsidiaries and the parent of the Company in existence from time to time.

Section 8. Noninterference; Non-competition.

(a) Noninterference. The Manager and each of its Principals agree that during the Term and for a period of twelve (12) months following the Date of Termination, the Manager and its Principals will not, directly or indirectly, for their selves or on behalf of any third party, at any time or in any manner, directly or indirectly: (i) solicit, entice, persuade, induce, request or otherwise cause any employee, officer or agent of the Company to refrain from rendering services to the Company or to terminate his relationship, contractual or otherwise, with the Company; or (ii) induce or attempt to influence any customer, vendor or other contractor, or prospective customer, vendor or other contractor then being actively solicited by the Company, to cease or refrain from doing business or to decline to do business with the Company. It shall not be a breach of the covenant set forth in this Section 8(a) for the Manager on behalf of himself or a third party to hire a former employee of the Company whose employment relationship with the Company terminated at least six (6) months prior to such hiring, without any involvement, directly or indirectly, on the part of the Manager or a Principal of the Manager provided such former employee approaches the Manager for employment without being solicited in any way by the Manager or its Principals.

(b) Non-competition. The Manager and each of its Principals agree that during the Term and for a period of twelve (12) months following the Date of Termination, they will not, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, executive, partner, principal, agent, representative, consultant or otherwise with, any business, firm, person, partnership, corporation or other entity that is engaged in the development, construction, brokering or in the rendering of advisory services related to the business of buying, selling, distributing, leasing, servicing, repairing or maintaining and otherwise dealing in light bulbs, electrical supplies, lighting systems and fixtures, and associated equipment including any such activities involving solid state or LED lighting (collectively, the “Lighting Business”) in the United States of America. Notwithstanding the foregoing, the foregoing shall not preclude ownership by the Manager or one of its Principals of not more than five percent (5%) of the issued and outstanding stock of any publicly traded Business. The term “Business” means such business as the Company is engaged in on the Date of Termination including, without limitation, the Lighting Business, in each case, (1) for so long as the Company continues to engage in such business and (2) in the vertical markets in which the Company provides such services in on the Date of Termination.

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(c) Severability. If any term or provision of this Section 8 shall be determined by a court of competent jurisdiction to be unenforceable because of the scope or duration thereof or the geographic area included therein, the parties hereto expressly agree that the court making such determination shall have the power to reduce the scope and duration and restrict the geographic area of such term or provision in such manner as the court shall deem necessary in order to permit enforcement of such term or provision.

(d) The Company. For the purposes of this Section 8, the term “the Company” shall include all subsidiaries and the parent of the Company in existence from time to time.

Section 9. Intellectual Property Disclosure and Assignment.

(a) Disclosure. The Manager and each of its Principals shall, promptly and fully disclose to the Company, with all necessary detail, (i) all developments, know-how, software, discoveries, inventions, improvements, concepts, ideas, formulas, processes and methods, Trade Secrets and other intellectual property rights (whether copyrighted, copyrightable, patented, patentable or otherwise) related to the Lighting Business (collectively, the “Intellectual Property”) made, received, conceived, acquired, written or reduced to practice by the Manager or its Principals (whether or not at the request or upon the suggestion of the Company), solely or jointly with others, in the course of and related to such Manager’s engagement by the Company.

(b) Assignment and Transfer. The Manager and each of its Principals hereby assigns and transfers to the Company all of his right, title and interest in and to all of the Intellectual Property, and agrees that they shall, without any additional compensation, at any time or from time to time promptly upon the request of the Company or its successors or assigns, do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, to the Company or its successors or assigns, as the case may be, all such further acts, transfers, assignments, deeds, powers and assurances of title, and additional papers and instruments, and shall do or cause to be done all acts or things as often as may be proper or necessary or advisable for better assuring, conveying, transferring, assigning, protecting and safeguarding the Intellectual Property, and effectively to carry out the intent hereof, and to vest in the Company the entire right, title and interest of the Manager or Principal in and to all of the Intellectual Property, including applications for and assignments of patents and copyrights, and all renewals thereof as may be necessary to obtain patents and copyrights in any and all countries, and the Manager or Principal shall cooperate in the defense of any claims or demands with respect to the Intellectual Property.

(c) Records. The Manager and each of its Principals agree that, in connection with any services performed for the Company, it or he will use best efforts to maintain careful, adequate and contemporaneous written records of Intellectual Property, which records shall be the property of the Company.

(d) The Company. For the purposes of this Section 9, the term “the Company” shall include all direct and indirect subsidiaries or the parent of the Company in existence from time to time.

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Section 10. Injunctive Relief. The Manager and each of its Principals acknowledges and agrees that, in the event they shall violate any of the restrictions of Sections 7, 8 or 9 hereof, the Company will be without an adequate remedy at law and will therefore be entitled to enforce such restrictions by temporary or permanent injunctive or mandatory relief in any court of competent jurisdiction without the necessity of proving damages and without prejudice to any other remedies which it may have at law or in equity, and without the necessity of posting a bond or other surety. The Manager and each of its Principals acknowledges and agrees that, any such relief maybe sought in any jurisdiction having proper jurisdiction.

Section 11. No Prior Agreements. The Manager and each of its Principals represent that they is not a party to, or otherwise subject to or bound by the terms of, any contract, agreement, or understanding which in any manner would limit or otherwise affect his ability to perform his obligations hereunder, including, without limitation, any contract, agreement, or understanding containing any provision limiting their right to compete with a prior employer. In the event that a representation in this Section 11 is not accurate and the Company is required to expend sums in defense or settlement of, or in satisfaction of any judgment on, an action brought by a former employer of regarding the relationship created herein, the Manager will indemnify and hold the Company harmless from such action including, but not limited to, all damages, attorneys’ fees, court costs or other sums reasonably incurred by the Company. The foregoing indemnification shall be without prejudice to any other remedies which the Company may have at law or in equity.

Section 12. Expenses. Each party agrees to reimburse the other party for any reasonable expenses (including attorneys’ fees) incurred by it or him in enforcing the provisions hereof if the other party prevails in that enforcement.

Section 13. Indemnification. Each Principal will indemnify the Company from any actions, which shall arise from any harassment suits, whether they have occurred prior to or after this agreement.

Section 14. Binding Agreement. This Agreement and all rights of the Manager hereunder shall inure to the benefit of and shall be binding upon the Manager’s respective personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. The Manager shall assign any of his rights or delegate any of its obligations under this Agreement. This Agreement shall not be assignable by the Company, except to the extent set forth in the following provisions of this Section 14. Notwithstanding the foregoing, nothing in the Agreement shall preclude the Company from consolidating or merging into or with or transferring all or substantially all of its equity or assets to another person or entity. In that event, such other person or entity shall assume this Agreement and all obligations of the Company hereunder. Upon such consolidation, merger, or transfer of equity or assets and assumption, the term the “Company” as used herein, shall mean such other person and this Agreement shall continue in full force and effect.

Section 15. Entire Agreement. This Agreement constitutes the full and complete understanding and agreement of the Manager and the Company respecting the subject matter hereof, and supersedes all prior understandings and agreements, oral or written, express or implied. This Agreement may not be modified or amended orally, but only by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

Section 16. Headings. The section headings of this Agreement are for convenience of reference only and are not to be considered in the interpretation of the terms and conditions of this Agreement.

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Section 17. Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when (i) delivered in person, (ii) sent by certified mail, postage prepaid, (iii) delivered by a nationally recognized overnight delivery service or (iv) sent by telecopy, provided that a confirmation copy is sent via a nationally recognized overnight delivery service on the same business day, addressed, if to the Company, at the Company’s executive offices, Attention.: Chairman of the Board of Directors, and if to the Manager or Principal at their address first set forth above, with a copy sent via certified mail, return receipt requested, to any attorney designated by the Manager in writing to the Company prior to the Company giving the notice in question. Any party may change the person and address to which notices or other communications are to be sent by giving written notice of such change to the other party in the manner provided herein for giving notice.

Section 18. Waiver of Breach. No waiver by either party of any condition or of the breach by the other of any term or covenant contained in this Agreement shall be effective unless it is in writing and signed by the aggrieved party. A waiver by a party hereto in anyone or more instances shall not be deemed or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition, or of the breach of any other term or covenant set forth in this Agreement. Moreover, the failure of either party to exercise any right hereunder shall not bar the later exercise thereof.

Section 19. Governing Law. This Agreement shall be governed by the internal laws of the State of New York, without regard to conflicts of laws principles.

Section 20. Representation by Counsel; Interpretation. Each party acknowledges that it or he has been represented by counsel, or has been afforded the opportunity to be represented by counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule or law or any legal decision that would require the interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived by the parties. The provisions of this Agreement shall be interpreted in a reasonable manner to give effect to the intent of the parties hereto.

Section 21. Continuation of Covenants. The provisions of Sections 6, 7, 8, 9, 10, 11 and 20 hereof shall survive any termination of the Manager’s engagement or termination of this Agreement, and shall continue thereafter; provided, that the covenants and agreements of the Manager and its Principals in Section 8 shall expire as expressly set forth in Section 8.

Section 22. Invalidity or Unenforceability. If any term or provision of this Agreement is held to be invalid or unenforceable, for any reason, such invalidity or unenforceability shall not affect any other term or provision hereof and this Agreement shall continue in full force and effect as if such invalid or unenforceable term or provision (to the extent of the invalidity or unenforceability) had not been contained herein.

Section 23. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

NY BULBS MANAGENT LLC

By:	/s/ Randall David Satin
Randall David Satin, Member

By:	/s/ Lawrence Merson
Lawrence Merson, Member

1-800 NY BULBS LIMITED

By:	/s/ Isaac H. Sutton
Isaac H. Sutton, Director

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